Exhibit 99.1

Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Dianne Pascarella (investors)
212.986.6667

Entertainment Distribution Company Announces Adoption of Shareholder Rights Plan to
Preserve Use of Net Operating Losses

Announces Certain Transactions to be Proposed at Annual Meeting to Further Protect
NOLs and Obtain Compliance with Nasdaq $1.00 per share Continued Listing
Requirements

Board of Directors Establishes Acquisition Committee of the Board of Directors

NEW YORK — April 3, 2008 — Entertainment Distribution Company, Inc. (NASDAQ: EDCI) (the “Company”), a global and independent provider of supply chain services to the home entertainment market, today announced that the Company has entered into a Preferred Shares Rights Agreement with American Stock Transfer and Trust Company (the “Rights Plan”) as a means to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (“NOLs”). The Rights Plan will impose significant penalties upon any person or group that acquires 4.9% or more of the Company’s common stock without prior Board approval.

As of December 31, 2007 the Company had unrestricted NOLs of approximately $290 million that may in the future offset the Company’s taxable income, if any. U.S. federal income tax law imposes significant limitations on the ability of a corporation to use its NOLs to offset income in circumstances where such corporation has experienced a “change in ownership.” Generally, there is a change in ownership if, at any time, one or more 5% shareholders have aggregate increases in their ownership in the corporation of more than 50 percentage points over the prior three-year period. The Company is adopting the Rights Plan to restrict investors from acquiring ownership in the Company of 4.9% or more, which would significantly limit the types of transactions that could affect the change in ownership calculation.  In addition, existing shareholders who own 4.9% or more of the Company’s stock will be allowed to purchase up to an additional one half of 1% of the Company’s outstanding shares (in the aggregate), without triggering the Rights Plan, to accommodate for routine trading. The Rights Plan was not adopted in response to any effort to acquire control of the Company and, in accordance with the Company’s previously announced policy, is subject to shareholder vote within the next twelve months.

The Company also announced today that it intends to present for approval at the annual meeting of shareholders, certain transactions that, if approved, will implement stock transfer restrictions that will protect the availability of the Company’s NOLs. The transactions will have no economic impact on the Company or its shareholders. The Company believes this will provide even greater protection of the NOLS and as such, if the transactions are approved, the Company intends to terminate the Rights Plan.

As previously  disclosed,  the Company is examining  acquisition  opportunities outside EDCs industry to take advantage of its unrestricted  NOLs and corporate cash.  Protecting the NOLs is consistent  with this  objective.  Also in  furtherance  of this  objective,  the Board of Directors at its last meeting established an Acquisition  Committee of the Board of Directors consisting of Robert

L. Chapman, Jr., Peter W. Gilson and Howard W. Speaks, Jr. to assist management in the search for an acquisition.

As previously disclosed on January 7, 2008, the Company received a notification from Nasdaq that it was not in compliance with the $1.00 per share minimum closing bid price requirement and currently has until July 2, 2008 to regain compliance. If not then in compliance, the Company can apply to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion in that market, other than the bid price requirement, and then it will be afforded the remainder of a second 180 calendar day compliance period to regain compliance with the minimum closing bid price requirement.  However, in order to avoid the potential additional expense of a separate shareholder meeting to approve a reverse split at the end of such periods, the Company also intends to structure the transactions to assist it in regaining compliance with this requirement for continued listing on Nasdaq.

As a result of the foregoing, the Company expects to hold its annual shareholder meeting later than its historical May timeframe.  Additional information regarding the transactions described above as well as the timing of the annual shareholder meeting will be included in the proxy statement distributed to shareholders.

This press release shall not constitute a solicitation of proxies for the annual meeting of shareholders or an offer to sell or exchange any securities or a solicitation of an offer to purchase or exchange any securities.  Any such solicitation or offer shall only be made pursuant to appropriate documents filed with the Securities and Exchange Commission in accordance with all applicable securities rules and regulations.

About Entertainment Distribution Company
Entertainment Distribution Company, Inc. (NASDAQ: EDCI) is a global and independent provider of supply chain services to the home entertainment market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movies and gaming companies. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.

Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K. These factors include, but are not limited to restructuring activities; potential intellectual property infringement claims; potential acquisitions and strategic investments; volatility of stock price; ability to attract and retain key personnel; competition; variability of quarterly results and dependence on key customers;  potential market changes resulting from rapid technological advances; proprietary technology; potential changes in government regulation; international business risks; continuation and expansion of third party agreements; sensitivity to economic trends and customer preferences; increased costs or shortages of raw materials or energy; dependence on Universal Music Group; potential inability to manage successful production; advances in technology and changes in customer demands; variability in production levels; and development of digital distribution alternatives including copying and distribution of music and video files.  The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.